UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THORATEC CORPORATION

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Filed by Thoratec Corporation

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: Thoratec Corporation

Commission File No.: 000-49798

St. Jude Medical-Thoratec Acquisition FAQs

As of July 22, 2015, we have announced some very big news about our planned acquisition by St. Jude Medical. We expect there are and will continue to be a number of questions. The following FAQs have been prepared to help answer many of the most common questions. If you want to know something and don’t see it listed here, please send your question to humanresource@thoratec.com. Additional FAQs will be published as appropriate in response.

About the transaction

1.	What has been agreed?

St. Jude Medical, Inc. (St. Jude Medical) has signed a definitive agreement to acquire Thoratec Corporation (Thoratec) following an unsolicited bid from St. Jude Medical. The transaction is expected to close in the fourth quarter of 2015. The definitive agreement contemplates St. Jude Medical offering to purchase shares of Thoratec common stock from each stockholder of Thoratec for $63.50 per share. The transaction is valued at approximately $3.7 billion. If the offer is successful, Thoratec will become a wholly-owned subsidiary of St. Jude Medical as of the close date and Thoratec’s products will be added to St. Jude Medical’s line of products.

2.	What is the transaction process?

Currently, there are a variety of approvals that must be secured before the transaction can close. In addition, Thoratec’s acceptance of St. Jude Medical’s offer includes a provision that allows for a 30-day “go-shop” period. This means that for a period of 30 days following the public announcement, Thoratec will be open to considering any potential competing offers from other buyers. This provision is intended to ensure any decisions made are in the best interest of our shareholders, as well as our business, people and patients.

3.	How will this transaction be good for Thoratec?

Thoratec believes St. Jude Medical is a strong global partner that will enable us to continue the growth trajectory Thoratec has worked to achieve over the last several years. By leveraging St. Jude Medical’s global footprint and presence in emerging markets, Thoratec will be able to extend the reach of its products into new markets more quickly than previously possible. This partnership will help Thoratec reach its goals to achieve further progress in our product pipeline and take advantage of opportunities at hand for next-generation LVAD devices. St. Jude Medical has a strong track record of bringing innovation to the markets it serves. The opportunities are considerable, ranging from St. Jude Medical’s global leadership in Cardiac Resynchronization Therapy (CRT) for treatment of earlier stage heart failure patients to St. Jude Medical’s CardioMEMS™ HF System, which offers compelling opportunities in combination with our MCS offerings. St. Jude Medical’s implantable Bluetooth expertise and Merlin.net™ Patient Care Network – a remote patient monitoring platform – offer the opportunity to pair Thoratec devices with remote patient monitoring to provide more cohesive, coordinated patient care. St. Jude Medical also has a global presence in cardiac catheterization labs, the venue of care for our HeartMate PHP™ product line.

4.	What does St. Jude Medical do?

St. Jude Medical is a global Fortune 500 company headquartered in St. Paul, Minnesota, committed to creating cost-effective medical technologies that save and improve the lives of patients around the world. St. Jude Medical employs over 16,000 people worldwide and has four major clinical focus areas, including cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. This resonates well with Thoratec’s overall mission to innovate and deliver technologies that enable a full range of therapies to save, support and restore failing hearts, allowing patients to reclaim their lives. Thoratec’s LVAD devices complement St. Jude Medical’s existing product line, and will help to provide a continuum of care for patients worldwide.

5.	Why is St. Jude Medical interested in buying Thoratec?

St. Jude Medical’s innovation-based growth strategy has focused on expanding its leading heart failure franchise to support patient access to important medical technologies that improve outcomes and reduce costs of this expensive epidemic disease. As a fast-growing company in a high-growth market with a rich portfolio of products, Thoratec fits well within this strategy.

6.	How will this transaction impact our organizational structure?

The impact to Thoratec’s organizational structure is not yet fully known. However, we anticipate that most Thoratec employees will continue to be employed by SJM following the closing. You will receive additional information as decisions are made.

7.	What will happen next? When will I get more information, and what is the next step?

After the public announcement, the two companies will make a number of government filings and seek governmental approvals. St. Jude Medical will also launch a formal offer to purchase the outstanding shares of Thoratec. The entire process could take weeks or even a few months. During this time, we will continue to provide updates as new information becomes available, and answer questions we receive on a weekly basis for as long as they continue to come in.

8.	Is there anything that could prevent the transaction from occurring?

Thoratec’s acceptance of the offer from St. Jude Medical includes a “go-shop” provision that enables Thoratec to consider competing offers for a period of 30 days following the announcement date. A go-shop provision is a way to ensure shareholders are receiving the best deal from the transaction. It is the intention of Thoratec’s leadership and Board of Directors to join St. Jude Medical, but if another offer or offers are made and accepted during the 30-day period, employees and stakeholders will be notified. In addition, the transaction is subject to other customary closing conditions for a transaction of this nature.

9.	What do employees need to know about a go-shop provision?

Go-shop provisions are unusual and can generate a fair amount of speculation in the media. After this transaction is announced to the media, you may hear about this provision, along with various speculations, in the financial news. If you have specific questions about this provision and how it relates to the transaction, please contact humanresource@thoratec.com.

10.	I’ve seen law firms advertising for Thoratec shareholders to join a lawsuit. Is this something to be worried about?

These lawyers are looking to possibly initiate a lawsuit related to the transaction. These lawsuits are very common and occur in most public company acquisitions. The Board of Directors of Thoratec are confident that the transaction is fair and in the best interest of Thoratec shareholders and will vigorously defend the Company and the transaction against these lawsuits.

Transition/job

11.	Will my job change or be eliminated?

There will be no changes to any employee’s job before the transaction closes. Once the transaction closes and integration efforts begin, you may see some changes. It will take some time for the integration team to fully assess where there may be overlap in workload or processes or where resources may need to be reallocated to support the newly integrated team. Details will be communicated once they are known, but at this stage detailed transition planning hasn’t yet begun.

12.	Once the acquisition is complete, what can employees expect from the integration process?

At close, Thoratec employees will become part of St. Jude Medical and the integration process will begin. We will partner with St. Jude Medical and follow a thoughtful integration planning process, which will not happen overnight. As the acquiring company, St. Jude Medical will make the ultimate determinations as to which employees of Thoratec will or will not be retained if the acquisition is consummated. Any retention decisions with respect to employees of Thoratec to be made by St. Jude Medical will not be implemented until the acquisition has closed, and our management team will be working with the St. Jude Medical leadership team in planning for the integration and personnel selection process. We recognize the difficulty and distraction that uncertainty can cause. In the interim, we would like to relay that our objective is to communicate promptly, directly and treat people fairly, and we ask for your support and continued focus on executing the current business priorities at Thoratec.

13.	How is this transaction good for me professionally?

St. Jude Medical and Thoratec are coming together to provide a wider scope of treatment options to patients with heart failure. We expect this partnership will yield new opportunities for growth and will facilitate the introduction of Thoratec’s products to new markets. As a Thoratec team member, you will continue to be at the forefront of our innovative products.

14.	Will I have the same manager? Will we re-organize?

Until the transaction closes, reporting relationships will remain unchanged and you will have the same manager. Upon close, we expect the vast majority of reporting relationships will remain the same, with a few exceptions at the senior levels.

15.	How will our tools and technology (email addresses, phone numbers, computers etc.) be impacted?

Prior to the close of the transaction, there will be no changes to the tools or technologies you use today. St. Jude Medical and Thoratec will work together to develop a comprehensive strategy regarding any transition to St. Jude Medical technologies and solutions after the transaction has closed. Details will be shared with you as they become available.

16.	Will the Thoratec name remain?

Once the acquisition is complete, the Thoratec team and name will be fully integrated as part of St. Jude Medical. However, we anticipate our product branding will remain following the close of the transaction.

17.	Will field reps from either company sell each other’s products?

Until the acquisition is complete, everything should remain business as usual. The details haven’t all been worked out but once integration begins, we expect to identify opportunities to cross-train Thoratec and St. Jude Medical reps and be in a position to integrate our product portfolio in a way that maximizes the opportunity in the heart failure market.

18.	What can Thoratec employees expect related to ongoing communication and interactions with St. Jude Medical?

We understand this is both an exciting and anxious time for employees. Until the transaction is complete, there are limits to the level of integration and communication that we can conduct. Until we close the acquisition, we need to continue to operate our businesses independently and continue to deal with St. Jude Medical on an arm’s-length basis. St. Jude Medical cannot influence or control our business decisions, and we cannot begin to combine any of our business functions with St. Jude Medical. There are many details still being worked out and we will share more information as it becomes available. Our objective is to communicate promptly, directly and treat people fairly.

Compensation and benefits

19.	Will there be changes to employee compensation and benefits?

Our employee benefits and policies will remain in effect until the closing of the acquisition. Following the closing of the acquisition, however, the current offering period underway for our Employee Stock Purchase Plan (ESPP) will be the final offering period and our ESPP will terminate thereafter.

As Thoratec becomes integrated into the broader St. Jude Medical organization, there will be some changes to employee programs and benefits to ensure alignment with other St. Jude Medical employees. These changes will be phased in as appropriate and employees will receive appropriate communication and notice regarding any changes. St. Jude Medical is a much larger company, and provides a competitive compensation and benefits package. Thoratec employees will receive more information about these programs at the appropriate time. You will receive credit for your service with Thoratec under St. Jude Medical’s benefit plans.

20.	How will this transaction impact my current compensation (salary, bonus, incentive plan)? Will my salary change?

Thoratec’s compensation programs, including your bonus, will remain in effect until the closing of the acquisition. When the transaction closes, your 2015 bonus will be paid based on the full year’s target amount assuming 100% achievement of personal goals and our corporate performance will be determined based on the Company’s performance to the close date and calculated based on a full year. Following the closing of the acquisition, St. Jude Medical will provide employee cash compensation and benefits that are at least substantially similar to the cash compensation and benefits being provided to other similarly-situated St. Jude Medical employees.

Some of our bonus and incentive plans may terminate and new bonus and incentive plans will likely be introduced that are more reflective of being part of a large global organization. More information on these plans will be shared as details are known.

21.	Will my benefits change following the closing of the acquisition?

St. Jude Medical will provide employee cash compensation and benefits that are substantially similar to the cash compensation and benefits being provided to similarly-situated St. Jude Medical employees. St. Jude Medical’s benefits package includes medical, dental, vision, flexible spending accounts, short- and long-term disability, basic and supplemental life insurance, 401(k) match, an employee stock purchase plan, tuition reimbursement, paid holidays, vacation and more. You will receive more information about these programs following the close of the transaction.

22.	Will I be eligible for any additional benefits as a result of this transaction?

In connection with the transaction, we adopted a Retention Plan pursuant to which Thoratec employees at the level of Director and below will be eligible for a retention stay bonus. If they remain with St. Jude Medical for at least 90 days (or, if earlier, the date they become entitled to severance benefits under our Separation Benefits Plan) and meet basic performance criteria.

Employees will be eligible for enhanced severance if they are terminated within 18 months of the Change in Control (CiC) (i.e. from the close of the transaction), pursuant to the terms of the Separation Benefits Plan.

St. Jude Medical has agreed to certain economic incentives and protections we are putting into place for employees, including some combination of the Retention Plan, equity vesting, enhanced cash and equity severance protections (under the Separation Benefits Plan and more. These will vary by employee based on job level, length of service, and other factors. Both St. Jude Medical and Thoratec recognize the continued support and extra effort transactions like this can require, as well as the potential for short-term distraction, and want to make sure that you have every reason to continue to focus on your career here and your role in achieving the company’s goals. You will receive a notice describing in further detail the treatment of all Thoratec equity awards pursuant to the terms of the transaction agreement.

23.	What will happen to the unvested portion of the Company match in my 401(k) account?

Until the completion of the transaction, your unvested portion of the Thoratec matching funds in your 401(k) account will continue to vest as they always have. What happens after the completion of the transaction has not yet been determined.

24.	I’m participating in the Thoratec Employee Stock Purchase Plan (ESPP). What will happen to my withheld wages that are in the ESPP?

If the transaction is completed after the next ESPP purchase date (November 15), participants will receive shares of Thoratec common stock in the usual mechanics of the ESPP. If the transaction is completed before November 15, the purchase date will be accelerated to be immediately before the completion of the transaction and participants will receive shares of Thoratec common stock which will then converted to cash on the effective date of the transaction. No new participants can join the ESPP and you will not be able to increase your contribution percentage under the ESPP, however, you can still withdraw from the ESPP or decrease your contribution percentage before the purchase date.

25.	Can I sell the stock I currently own or exercise and sell the vested options that I currently hold before the transaction is completed?

If you are an “Insider” under Thoratec’s Insider Trading Policy, you are currently prohibited from purchasing or selling Thoratec stock because the Insider Trading Window is closed consistent with the Insider Trading Policy; you will be informed by administrator when the Insider Trading Window is open for you to trade Thoratec stock.

If you are not an “Insider” under Thoratec’s Insider Trading Policy, you are not subject to the restrictions of the Insider Trading Window. If you are not sure of whether you are an insider or not, please contact Thoratec’s stock administer.

Regardless of whether you are an “Insider” or not under Thoratec’s Insider Trading Policy, you are always subject to the Securities and Exchange Commission (“SEC”) insider trading laws which among other things prohibit you from (i) trading in Thoratec common stock while you are in possession of Material Nonpublic Information (as defined by the SEC and described in Thoratec’s Insider Trading Policy) or (ii) disclosing any such Material Nonpublic Information to third parties. Thoratec’s Insider Trading Policy discusses these issues and you can contact the Legal Department for clarification.

Customers

26.	How will the news about the transaction be communicated to our customers?

Customer-facing employees will receive tools to assist in discussions with clients. Customers will also receive an email from Thoratec announcing the transaction.

27.	How should I respond if customers react negatively to the announcement?

Reassure your customers that there will be no change in terms of service and support. We think most of our customers will be very excited about the combined product and technology platforms, and the implications for future product development accelerations. If customers do have concerns, ask them to share them with you. Let them know that you appreciate their concerns and that you plan to share their feedback with your management team. Then, send these concerns to askthor@thoratec.com so we can respond to customer issues in a timely manner.

28.	What changes can customers expect?

Customers should expect continuity of sales, service and support from Thoratec employees. This includes current participation in any clinical trials or strategic partnerships. There is no change to current contracts. Business will continue as usual until the acquisition is complete, at which time any relevant changes will be communicated.

29.	Who should customers contact going forward?

Customers should continue to work through their existing sales representatives and other existing channels.

30.	Who should patients contact with questions?

Thoratec patients should not experience any change related to products and should continue to discuss any questions with their doctors.

Distributors

31.	What impact will this transaction have on Thoratec’s distributors?

All distributors who sell Thoratec products should continue business as usual. At this time, no decisions have been made as to the future distribution of Thoratec products. This assessment will take place after the closing and decisions will be made on a territory-by-territory basis.

Suppliers and partners

32.	What impact with will this have on suppliers and other vendor or industry partners?

There will be no immediate changes to supplier contracts or vendor or industry partnerships. As the integration team assesses opportunities for synergies, they will further evaluate if any changes are optimal in these areas and will communicate appropriately. In the meantime, business will continue as usual.

Important Information

Additional Information and Where to Find It

Thoratec Corporation. (“Thoratec” or the “Company”) intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement in connection with its proposed acquisition by St. Jude Medical, Inc., a Minnesota Corporation (“St. Jude Medical”) and furnish or file other materials with the SEC in connection with the proposed transaction. The definitive proxy statement will be sent or given to the shareholders of the Company and will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING DECISION, THORATEC’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Thoratec with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Thoratec by contacting Thoratec’s Investor Relations by telephone at (925) 847-8600, or by mail Thoratec Corporation, 6035 Stoneridge Drive, Pleasanton, California 94588, Attention: Investor Relations, or by going to Thoratec’s Investor Relations page on its corporate website at www.thoratec.com.

Participants in the Solicitation

Thoratec and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Thoratec in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding the directors and executive officers of Thoratec is included in proxy statement for its 2015 Annual Meeting, which was filed with the SEC on March 24, 2015, and is supplemented by other public filings made, and to be made, with the SEC by Thoratec.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed transaction; satisfaction of closing conditions to the consummation of the proposed transaction; the impact of the announcement of the proposed transaction on Thoratec’s relationships with its employees, existing customers or potential future customers; and such other risks and uncertainties pertaining to the Thoratec’s business as detailed in its filings with the SEC on Forms 10-K and 10-Q, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Thoratec assumes no obligation to update any forward-looking statement contained in this document.